Exhibit 99.1

Media:	Gretchen Krueger
(713) 627-4072 or
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	June 25, 2007

Spectra Energy To Hold Annual Shareholders’ Meeting October 31

HOUSTON – Spectra Energy Corp will hold its first shareholders’ meeting Wednesday, Oct. 31, 2007, at the company’s corporate headquarters in Houston, Texas. The meeting will begin at 10 a.m. at the company’s offices at 5400 Westheimer Court.

In accordance with the requirements for advance notice set forth in the company’s by-laws, in order for a director nomination or a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of the company’s by-laws and Rule 14a-4(c) under the Exchange Act, such nomination or proposal must be received by the company at its principal executive offices at 5400 Westheimer Court, Houston, TX 77056 on or before July 5, 2007. Nominations or proposals should be directed to the attention of the Corporate Secretary.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

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